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                                                      Exhibit 8.1

                         July 26, 1996




Crown Pacific Partners, L.P.
121 S.W. Morrison Street
Portland, Oregon  97204

                          TAX OPINION

Gentlemen:

We have acted as counsel in connection with the Registration Statement on Form S-3 (the "Registration Statement") of Crown Pacific Partners, L.P. (the "Partnership") relating to registration under the Securities Act of 1933, as amended, of the offering and sale of up to 10,297,800 common units representing limited partner interests (the "Common Units") of the Partnership. The Common Units include 1,544,670 Common Units which may be sold pursuant to an over-allotment option granted to the underwriters named in the Registration Statement by the Partnership and 1,297,800 Common Units being sold by the selling unitholders identified in the Registration Statement.

All statements of legal conclusions contained in the discussion under the caption "Tax Considerations" in the prospectus included in the Registration Statement (the "Prospectus") unless otherwise noted, reflect our opinion with respect to the matters set forth therein.

In addition, we are of the opinion that the federal income tax discussion in the Prospectus with respect to those matters as to which no legal conclusions are provided is an accurate discussion of such federal income tax matters (except for the representations and statements of fact of the Partnership and its general partners, included in such discussion, as to which we express no opinion).

We hereby consent to the references to our firm and this opinion contained in the Prospectus.


                                       Very truly yours,


                                       /s/ ANDREWS & KURTH L.L.P.


1173/2362